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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
        OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                         COMMISSION FILE NUMBER: 0-22717

                              ACORN PRODUCTS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             390 W. Nationwide Blvd.
                              Columbus, Ohio 43216
                                 (614) 222-4400
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                       INCLUDING AREA CODE OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)

                          Common Stock, $.01 par value
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      None
         (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO
               FILE REPORTS UNDER SECTION 13(a) OR 15(d) REMAINS)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [ x]                Rule 12h-3(b)(1)(ii)       [  ]
Rule 12g-4(a)(1)(ii)       [  ]                Rule 12h-3(b)(2)(i)        [  ]
Rule 12g-4(a)(2)(i)        [  ]                Rule 12h-3(b)(2)(ii)       [  ]
Rule 12g-4(a)(2)(ii)       [  ]                Rule 15d-6                 [  ]
Rule 12h-3(b)(1)(i)        [  ]

        Approximate number of holders of record as of the certification or notice date: Seventeen

        Pursuant to the requirements of the Securities Exchange Act of 1934, Acorn Products, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                               ACORN PRODUCTS, INC.


Date: May 6, 2003              By:    /s/ A. Corydon Meyer
                                  ----------------------------------------------
                                  A. Corydon Meyer, Chairman, President, and
                                  Chief Executive Officer